Exhibit 10.1

DEFINITIVE AGREEMENT

BETWEEN:  CANYON GOLD CORP.
  4730 South Fort Apache Road, Ste. 300, Las Vegas, NV 89147.
         (Hereinafter referred to as "CGCC")

    AND: Jeffrey Vanalstine
   760 Anclote Road, Suite D, Tarpon Springs, Florida, 34689
     (Hereinafter referred to as "SELLER")

          AND:  DEFENSE TECHNOLOGY CORPORATION, LLC.
  760 Anclote Road, Suite D, Tarpon Springs, Florida, 34689
 (Hereinafter referred to as the "DTC")

WARRANTIES:
     CGCC HEREWITH WARRANTS:

a)	that it is a corporation duly incorporated in the State of Delaware and is in Good Standing with all legal requirements of the State.

b)
that it is duly registered with the United States Securities and Exchange Commission (US SEC), is a Reporting Issuer, approved for trading on the OTC-BB(QB) under the symbol 'CGCC' and is in Good Standing.

c)
that the authorized Share Capital is 200,000,000 Common Voting Shares par value $0.0001 and 20,000,000 Preferred Shares, par value $0.0001, Series "A" voting shares, series "B" non-voting shares, both series are convertible to 10 common shares for each preferred share and series "A" carries 100 votes for each preferred share.

d)	that on October 31, 2015 following shares will be issued and outstanding:
-	21,049,691 Common Voting Shares issued and outstanding.
-	600,000 Preferred Shares, Series "A", issued and outstanding to EMAC Handels AG,
      Pfaeffikon, SZ, Switzerland.
-
500,000 Preferred Shares Series 'B' issued to Development Resources LLC, American Fork,  Utah, which shares, upon a successful 'Spin-Off' of the present subsidiary, Long Canyon Gold Res. Corp. (LCGRC) shall be cancelled and shall be replaced with an equal number of shares by the subsidiary LCGRC.

e)
that all issued and outstanding shares have been duly issued under the laws of the State of Delaware and under the Rules and Regulations of the US SEC, are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

f)	that it has no liabilities or obligations other then as given in the 10-Q filing of July 31, 2015.
g)
that it will on best efforts basis assist DTC with the funding of the planned operational expansion of DTC as given in under paragraph 2. d) below, and furthermore assist with the planned operation of DTC at all times.

h)	that there are no legal actions being taken against CGCC, neither now nor does CGCC expect any legal actions to be taken against the corporation.
i)	that it has the authority and right to execute this Agreement.
j)	that all its Director, Officers and Key Employees are duly authorized to occupy their positions.
k)
that CGCC herewith agrees to indemnify and hold DTC and its Directors and Officers harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by the CGCC of any representation, warranty, covenant or Agreement contained herein.

DTC HEREWITH WARRANTS AND CONFIRMS:
a)	that it is a private corporation duly registered in the State of Colorado and is in Good Standing with all State and Federal legal requirements.
b)	that it issued a total of one common voting share (1) to Jeffrey Vanalstine, Chairmanand CEO of DTC.
c)
that it issued notes payable to certain investors as recorded on the books of DTC for a total of $764,000.00 for funding received. These notes are to be retired with the issuance of 4,000,000 shares of Canyon Gold Corp. as given under paragraph 2. a) below.

d)	that it is free of encumbrances.
e)	that it has no liabilities or obligations other then as given in its financial statement of September 30, 2015.
f)	that it owns and controls 100% Interest in the Technologies hereinafter referred to as the 'ASSET' and as in more details described in the Executive Summary of DTC attached under Addendum "A".

g)	The 'ASSET' shall include any and all present and future acquired physical and intellectual property as well as patents licenses and rights etc.

h)	that the 'ASSET' is free and clear of any encumbrances and there are no claims against the Asset by any other party what so ever.
i)	that the planned business operation is being conducted within all applicable laws of the countries of operation.
j)	that it, with the assistance of CGCC, desires to expand its business throughout the World.
k)
that there are no legal actions being taken against DTC , its Directors, Officers or Key-Employees or its "ASSET" now nor does DTC expect any legal actions to be taken against DTC, its Directors, Officers or Key-Employees or its "ASSET".

l)	that all its Director, Officers and Key Employees are duly authorized to occupy their positions.
m)	that it has the authority and right to execute this Agreement.
n)
that DTC herewith agrees to indemnify and hold CGCC, it's Directors, Officers, Key-Employees and its present shareholders harmless from and against any loss, claims, damages and other expenses that CGCC may suffer in connection with a breach byDTC of any representation, warranty, covenant or agreement contained herein.

SELLER HEREWITH WARRANTS AND CONFIRMS:

a)	that Jeffrey Vanalstine owns and controls One (1) common voting share of DEFENSE TECHNOLOGY CORPORATION, LLC being One Hundred Percent (100%) of the total issued and outstanding shares of DTC.
b)	that the above share has been issued pursuant to all rules and regulations governing DTC.
c)	that the above share is free and clear of encumbrance and that there is no liability and/or lien registered against the share.
d)	that the SELLER has the power and authority to sell and transfer the share to CGCC.

WHEREAS: CGCC desires to acquire One Hundred Percent (100%) of the Issued and Outstanding shares of DTC and THE SELLER desires to sell One Hundred Percent (100%) of the Issued and Outstanding shares of DTC TO CGCC on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, CGCC and DTC and THE SELLER agree as follows:

1.            CGCC agrees to purchase and THE SELLER agrees to sell One Hundred Percent  (100%) of the issued and outstanding shares of DTC to CGCC, whereby DTC shall  become a wholly owned subsidiary of CGCC including the 'ASSET' owned and controlled by DTC as given under Addendum 'A' attached.
2.            CGCC shall pay the following remuneration for the acquisition of 100% of the shares of  DTC:
a) CGCC shall upon closing issue a total of Four Million (4,000,000) CommonVotingshares, restricted under rule 144 of the SEC, provided however that theabove shares shall be released for trading quarterly with the first quarter to be released after a twelve month (12) period from the date issuance, furthermore the above shares shall be issued to the note holders as recorded on the books of DTC.
b) In addition DTC shall be able to earn following shares subject to achieving thefollowing gross sales:

i.	Gross-Sales of $5,000,000 USD = 250,000 Pref. Conv., Series 'B'
ii.	Accumulated Gross-Sales of $15,000,000 = 500,000 Pref. Conv., Series 'B'
iii.	Accumulated Gross-Sales of $30,000,000 = 750,000 Pref. Conv., Series 'B'
These shares shall be issued as per direction of the Board of Directors of DTC.

c)	Total Common shares upon conversion = 15,000,000 Common Voting Shares.
d)	CGCC shall provide following funding for the development of the ASSET:
             i.    $100,000.00 (One Hundred Thousand) on or before November 30, 2015
             ii.   $100,000.00 (One Hundred Thousand) on or before December 31, 2015
     iii. $100,000.00 (One Hundred Thousand) on or before January 30, 2016

e)
None of the issued shares shall be hypothecated nor shall they be used in any other way as collateral for any reason whatsoever, unless otherwise authorized by a Board of Directors resolution of CGCC duly proposed and passed.

3.            CGCC shall, after the approval by the SEC of the required filing for the acquisition, use  its best efforts to separate its present subsidiary 'LCGRC' from the Parent Company  through a 'Spin-Off'

4.            DTC shall be liable for all costs pertaining to maintaining its Company in Good Standing  with all applicable laws and rules and regulations.
5.            CGCC shall be liable for all costs pertaining to maintaining its Company in Good  Standing with all applicable laws and in particular within the laws and rules and  regulations of the State of Delaware and the SEC, including but not limited to all filing with the SEC.
6.            DTC shall provide the necessary documentations, including but not limited to: list of  directors, officers and key employees of DTC; Audited Financial Statements, which  shall be a condition to the closing, and all other such documentation as may be required by the US Securities and Exchange Commission within its filing requirements.

7.            DTC shall continue to manage and operate all aspects of its business in the ordinary  course in a manner consistent with existing business practices and as are standard in  its industry and DTC shall at all times provide CGCC timely information on all material changes of DTC and/or as required by the rules and regulations of the US SEC.

8.            CGCC shall not at any time interfere with the management and operation of DTC, its  subsidiary, provided however that such management and operation of DTC shall at all  times be within its Industry's Standards and subject to the Laws of the countries of operation and furthermore that such management and operation shall not be to the detriment of CGCC and/or DTC.
9.            Notwithstanding paragraph 8. above, DTC shall work closely with CGCC in planning its  business development and financial management initiatives to expand DTC's business.
10.            Notwithstanding paragraph 7. and 8. above it is understand and agreed that CGCC is  the controlling entity of DTC, a wholly owned subsidiary of CGCC, and it is furthermore  understood and agreed that DTC must abide by all rulings of CGCC unless such rulings contravene paragraph 7. and 8.above.
11.            Both, CGCC and DTC shall be financially self-supporting unless otherwise agreed upon  by both, (by majority of the Directors of CGCC and by majority of the Directors of DTC),
12.            Within 10 days of closing and the filing of the 8K with the consolidated audit of CGCC  and DTC as its subsidiary, CGCC shall appoint one director as proposed by DTC to  CGCC's Board of Directors and DTC shall appoint one director as proposed by CGCC to its Board of Directors.

13.            The present Management of DTC shall remain on the Board of DTC and shall continue  to manage DTC in the best interest of DTC and CGCC.
14.            CGCC shall furthermore appoint a Chief Financial Officer (CFO) to its Board of  Directors.
15.            CGCC shall within three months from closing establish an Employee Option Program.
16.            This Agreement is denominated in U.S. dollars.
17.            The closing date shall be on/or before November 30, 2015, which shall be the date   from which on forward all business transactions by DTC shall be done as the   Subsidiary of CGCC.
18.            Communications between the parties to this Agreement shall be done via email,  whereby such email documents shall be deemed legal and binding if and when  confirmed by both parties whereby hardcopies of any document shall be provided if anwhen requested by the parties to this Agreement:
Email:       CGCC email to: cgcc@canyongoldexploration.com
DTC email to: defensetechnologycorporation@gmail.com

19.            CGCC and DTC shall do and execute all such acts as are deemed necessary under the  laws of the State of Delaware and as required under the Rules and Regulations of the  US SEC to fully execute this Agreement.
20.            If any provision of this Agreement is held to be illegal, invalid or unenforceable, such  provision shall be fully severable and this Agreement shall be continued and enforced  as if such illegal, invalid or unenforceable provision were never a part hereof and in lieuof such provision, there shall be added automatically as part of his Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.
21.            This Agreement is being executed without the benefit of legal counsel, provided  however, the parties to this Agreement may at their cost submit this Agreement to legal  counsel for revision to give it proper and legal effect, provided however, the content and spirit of the Agreement shall not be changed and provided that such revision shall be done on or before 45 days from date of this Agreement.
22.            Each party to this Agreement agrees to do all such other actions and execute such  other documents deemed necessary to give full effect to this Agreement.

23.            This Agreement shall endure to the benefit and be binding upon the parties hereto and   their respective heirs, executors, administrators, successors, associates and assigns.
24.            This Agreement shall be governed by and construed in accordance with the Laws of the  State of Delaware with place of Jurisdiction being Salt Lake County, Utah.

IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the 5th day of October, 2015.

Canyon Gold Corp.

_____________________________
Stephen M. Studdert, Pres. & CEO

     DEFENSE TECHNOLOGY CORPORATION, LLC                                                                                                                                  THE SELLER